Exhibit 5.2

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

July 12, 2021

Mountain Crest Acquisition Corp. II 311 West 43rd Street, 12th Floor New York, NY 10036

Re:        Registration Statement of Mountain Crest Acquisition Corp. II

Ladies and Gentlemen:

We have acted as counsel to Mountain Crest Acquisition Corp. II (“MCAD”), a Delaware corporation, in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on April 23, 2021 (the “Registration Statement”), relating to the Agreement and Plan of Merger, dated as of April 6, 2021 (the “Merger Agreement”), by and among BTX Therapeutics, Inc., a Delaware corporation (the “Company”), MCAD, and MCAD Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MCAD (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into the Company (the “Merger” or the “Business Combination”), with the Company surviving the Merger as a wholly owned subsidiary of MCAD. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) any such statement or representation set forth in the Merger Agreement or the Registration Statement that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (iv) the parties to the Merger Agreement and their respective subsidiaries will treat the transactions for U.S. federal income tax purposes in a manner consistent with this opinion, (v) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement and (vi) there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Merger. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Mountain Crest Acquisition Corp. II July 12, 2021 Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Tax Consequences— Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights."

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Loeb & Loeb LLP